As filed with the Securities and Exchange Commission on October 29, 2019

Registration No. 333-226702

Registration No. 333-219835

Registration No. 333-206349

Registration No. 333-203107

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226702

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219835

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206349

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203107

UNDER
THE SECURITIES ACT OF 1933

CORINDUS VASCULAR ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0687898 (I.R.S. Employer Identification No.)

309 Waverley Oaks Rd., Suite 105, Waltham, MA (Address of principal executive offices)	02452 (Zip Code)

Corindus Vascular Robotics, Inc. 2018 Stock Award Plan
Corindus Vascular Robotics, Inc. 2014 Stock Award Plan

(Full title of plans)

Mark J. Toland
Chief Executive Officer
309 Waverly Oaks Road, Suite 105
Waltham, Massachusetts 02452
Telephone: (508) 653-3335
(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ”“smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by Corindus Vascular Robotics, Inc., a Delaware corporation (the “Company”):

●	Registration Statement No. 333-203107, registering 9,035,016 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s 2014 Stock Award Plan, which was filed with the SEC on March 30, 2015;
●	Registration Statement No. 333-206349, registering 9,626,840 shares of Common Stock, issuable pursuant to the Company’s 2014 Stock Award Plan, which was filed with the SEC on August 13, 2015;
●	Registration Statement No. 333-219835, registering 4,038,144 shares of Common Stock, issuable pursuant to the Company’s 2014 Stock Award Plan, which was filed with the SEC on August 9, 2017; and
●	Registration Statement No. 333-226702, registering 36,997,153 shares of Common Stock, issuable pursuant to the Company’s 2018 Stock Award Plan, which was filed with the SEC on August 8, 2018.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above-referenced Registration Statements.

On October 29, 2019, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2019, by and among Siemens Medical Solutions USA, Inc., a Delaware corporation (“SMS USA”), Corpus Merger Inc., a Delaware corporation and wholly owned subsidiary of SMS USA (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned subsidiary of SMS USA.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, state of Massachusetts, on this 29th day of October, 2019.

CORINDUS VASCULAR ROBOTICS, INC.

By:	/s/ Mark J. Toland
Name: Mark J. Toland
Title: Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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